Exhibit 15.1

CONSENT OF MARSHALL MILLER & ASSOCIATES, INC.

Marshall Miller & Associates, Inc. hereby consents to the references to our firm in this annual report on Form 20-F (the “Annual Report”). We hereby further consent to the use in the Annual Report of information contained in our various reports dated February 2014, March 2015, November 2015, December 2015, November 2016 and March 2017 relating to estimates of certain coal reserves.

Marshall Miller & Associates, Inc.

By:	/s/ Justin S. Douthat
Name:	Justin S. Douthat
Title:	Vice President, Manager of Engineering
Dated:	October 31, 2018